Exhibit 10.3

CHANGE IN CONTROL AGREEMENT

THIS AGREEMENT is made as of December 31, 2020, by and among Allied Esports Entertainment, Inc., a Delaware corporation (“AESE”), WPT Enterprises, Inc., a Nevada corporation and wholly owned subsidiary of AESE (“WPT,” and together with AESE, collectively, the “Company”), and Adam Pliska ("Executive").

RECITALS

WHEREAS, Executive is employed as the President of AESE and the President and Chief Executive Officer of WPT;

WHEREAS, Executive desires, and the Company desires to provide to Executive, a level of comfort and certainty in connection with any pending or threatened Change in Control (as defined herein) of WPT;

WHEREAS, Executive acknowledges and agrees that Executive’s employment with the Company may be terminated at any time, with or without cause, and Executive understands that this Agreement does not provide Executive any guaranteed employment, or other relationship with the Company; and

NOW, THEREFORE, in consideration of the foregoing premises which are hereby made a part of this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1. Definitions. The following terms as used herein shall have the following meanings:

(a) A “Change in Control” shall be deemed to have occurred if:

(i) Any Person, other than an Excluded Person, becomes a beneficial owner, directly or indirectly, of securities of WPT representing 50% or more of the voting power of WPT’s then-outstanding securities; or

(ii) the sale of all, or substantially all, of the business or assets of WPT to any Person (other than an Excluded Person) or the liquidation or dissolution of WPT.

(b) “Code” means the Internal Revenue Code of 1986, as amended.

(c) “Excluded Person” means AESE, any current stockholder of AESE owning 30% or more of the outstanding common stock of AESE, any employee benefit plan of WPT or AESE, or any employee stock ownership plan or similar plan of AESE or WPT.

(d) “Person” or “Persons” has the meaning used in Section 2(a)(2) of the Securities Act of 1933, as amended.

2. Benefits Payable Upon a Change in Control. In the event of a Change in Control, the following provisions shall apply:

(a) Benefits. If Executive is and remains employed by the Company until the occurrence of any Change in Control, the Company shall pay to Executive a success bonus equal to $419,326.72. Any amounts due under this Section shall be paid to the Executive in cash as a lump sum upon the occurrence of the Change of Control, subject to the Company’s receipt of a waiver and release agreement in form acceptable to the Company, effective as of the date of a Change of Control. In the event of any Change of Control, no other amounts shall be due from the Company to Executive as a result of the Change of Control, whether under this Agreement, any employment agreement or otherwise.

(b) Withholding. Notwithstanding anything to the contrary herein, the Company shall withhold from all benefits payable hereunder the sum of federal, state and local taxes and other amounts that the Company is required by law or believes appropriate to withhold.

3. No Funding of Payments. Nothing contained in this Agreement or otherwise shall require the Company to segregate, earmark or otherwise set aside any funds or other assets to provide for any payments required to be made under this Agreement, and the rights of Executive to any benefits hereunder shall be solely those of a general, unsecured creditor of the Company.

4. Severability. Should any covenant, term or condition contained in this Agreement become or be declared invalid or unenforceable, if applicable, a court of competent jurisdiction, the parties agree that the court shall be requested to judicially modify such unenforceable provision consistent with the intent of this Agreement so that it shall be enforceable to the fullest extent possible.

5. Applicable Law; Jurisdiction. This Agreement shall be construed, interpreted and enforced according to the laws of the State of California without regard to conflict of law provisions. Executive hereby submits to the jurisdiction of, and waives any venue objections against, the State of California and the federal courts of the United States located in such state in respect of all actions arising out of or in connection with the interpretation or enforcement of this Agreement, and Executive consents to the personal jurisdiction of such courts for such purposes. Any such action shall be filed in the County of Orange.

6. 409A. The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A (“Section 409A”) of the Code and the regulations and guidance thereunder and, accordingly, to the maximum extent permitted the Agreement shall be interpreted to be in compliance therewith or exempt therefrom. Notwithstanding any contrary provisions of this Agreement, in order to avoid the imposition of a Section 409A tax, this Agreement shall be administered and interpreted in a manner intended to comply with any applicable requirements of Section 409A, the Treasury Regulations thereunder and subsequent guidance issued under Section 409A.

7. Amendments; Waivers. This Agreement may be amended, modified, superseded or cancelled, and the terms or covenants waived, only by a written instrument executed by both of the parties hereto or, in the case of a waiver, by the Company.

8. Term of Agreement. This Agreement will terminate on the date that Executive’s employment with the Company terminates.

9. Notices. Any notice required to be given under this Agreement shall be considered as duly given or served if personally delivered, or sent by first class, certified or registered mail, return receipt requested, postage prepaid, to Company at its principal office or to Executive’s last known address as shown on the records of Company.

10. No Guarantee of Employment or Continued Engagement. EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE’S ENGAGEMENT WITH THE COMPANY CAN BE TERMINATED AT ANY TIME, WITH OR WITHOUT CAUSE, SUBJECT TO THE TERMS OF ANY EMPLOYMENT AGREEMENT, AND THAT EXECUTIVE UNDERSTANDS THAT THIS AGREEMENT DOES NOT PROVIDE EXECUTIVE ANY LONG TERM EMPLOYMENT, INDEPENDENT CONTRACTOR, OR OTHER RELATIONSHIP WITH THE COMPANY.

11. Construction. Paragraph headings are for convenience only and shall not be considered as part of the terms and provisions of the Agreement.

12. Counterparts and Delivery. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement binding on the parties. Signatures delivered by means of electronic transmission shall be valid and binding to the same extent as the delivery of original signatures.

[Signature Page follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the day and year first above written.

EMPLOYEE:

/s/ Adam Pliska
Adam Pliska, Individually

AESE:

ALLIED ESPORTS ENTERTAINMENT, INC.

/s/ Frank Ng
Name:	Frank Ng
Its:	Chief Executive Officer

WPT:

WPT ENTERPRISES, INC.

/s/ Deborah Frazzetta
Name:	Deborah Frazzetta
Its:	VP Finance

WPT ENTERPRISES, INC.

/s/ David Polgreen
Name:	David Polgreen
Its:	General Counsel

4